EXHIBIT 3

October 12, 2012

The Board of Directors
Yongye International, Inc.
6th Floor, Suite 608, Xue Yuan International Tower
No. 1 Zichun Road, Haidian District
Beijing, China

Dear Sirs:

Reference is made to the Confidentiality Agreement, dated as of September 4, 2012 (as may be amended, supplemented or otherwise modified from time to time, the “Confidentiality Agreement”) between Abax Global Capital (Hong Kong) Limited (“Abax”) and Yongye International, Inc. (the “Company”).

We are writing to inform you that we are interested in engaging with Mr. Zishen Wu (“Founder”), Full Alliance International Limited (“Full Alliance”) and MSPEA Agriculture Holding Limited (“MSPEA”) in connection with the Transaction.

We hereby request that, notwithstanding anything to the contrary in the Confidentiality Agreement, the Board of Directors of the Company (acting through its Special Committee) grant Abax and its Representatives permission to engage in discussions and negotiations and/or enter into arrangements, understanding or definitive agreements (if any) with Founder, Full Alliance and MSPEA and any of their respective Representatives regarding the Transaction; provided that Abax shall not, and shall direct its Representatives not to, disclose any Confidential Information (except for information covered by clauses (a), (b) and (c) in the definition of the Confidential Information) to Full Alliance and MSPEA and their respective Representatives in violation of the Confidentiality Agreement.

The terms “Representatives”, “Transaction” and “Confidential Information” shall have the meanings set forth in the Confidentiality Agreement.

Except as otherwise expressly set forth above, all terms and conditions of the Confidentiality Agreement are hereby ratified and confirmed and shall remain in full force and effect.

Please confirm your agreement to the foregoing by signing and returning the enclosed copy of this letter.

[Remainder of page intentionally left blank]

Two International | Finance Centre, Suite 6708, 67/F, 8 Finance Street, Central, Hong Kong

Very truly yours, ABAX GLOBAL CAPITAL (HONG KONG) LIMITED

	By:	/s/ Donald Yang
	Name:	Donald Yang
	Title:	Managing Partner

Acknowledged and agreed to: YONGYE INTERNATIONAL, INC.

By:	/s/ Sean Shao
Name:	Sean Shao
Title:	Director

2